SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[	] Preliminary proxy statement.
[	] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒ Definitive proxy statement.

[	] Definitive additional materials.
[	] Soliciting material pursuant to § 240.14a-11(c) of § 240.14a-12.

Antares Pharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

[	] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[	] Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250 Phillips Boulevard, Suite 290

Ewing, New Jersey 08618

April 10, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 9:00 a.m., local time, on Friday, May 15, 2009, in the offices of Morgan, Lewis & Bockius LLP, located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The phone number for Morgan, Lewis & Bockius LLP is 215-963-5000 and the website address is www.morganlewis.com.

The Secretary’s Notice of Annual Meeting and the Proxy Statement that appear on the following page describe the matters scheduled to come before the meeting. At the meeting, I will report on our company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions.

I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend, please complete and return your signed proxy card as soon as possible. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person at the meeting.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Paul K. Wotton
President and Chief Executive Officer

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250 Phillips Boulevard, Suite 290

Ewing, New Jersey 08618

NOTICE IS HEREBY GIVEN of the 2009 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Friday, May 15, 2009, at 9:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103
Phone: 215-963-5000
www.morganlewis.com

Items of Business:	1.	To elect one member to the Company’s Board of Directors for a term of three years.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

3.	To transact other business that may properly come before the meeting.

Record Date:	All stockholders of record as of the close of business on Tuesday, March 31, 2009, will be entitled to vote at the Annual Meeting of Stockholders.

Your attention is directed to the enclosed proxy statement. Whether or not you intend to attend the Annual Meeting of Stockholders, please complete, sign and return the proxy card in the enclosed, postage prepaid and addressed envelope.

By order of the Board of Directors,

Robert F. Apple

Secretary

April 10, 2009

This proxy statement and the accompanying proxy card are being mailed on or about April 10, 2009 to all stockholders entitled to vote.

Important notice regarding the availability of proxy materials for the 2009 Annual Meeting of Stockholders to be held on May 15, 2009:

This proxy statement and our 2008 Annual Report on Form 10-K are available directly at:

http://materials.proxyvote.com/036642

PROXY STATEMENT OF

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250 Phillips Boulevard, Suite 290

Ewing, New Jersey 08618

Annual Meeting of Stockholders to be held
May 15, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc., to be used at our 2009 Annual Meeting of Stockholders to be held on Friday, May 15, 2009. This proxy statement is first being sent to stockholders on or about April 10, 2009. The Board of Directors recommends that stockholders vote in favor of Items 1 and 2. Each stockholder who signs and returns a proxy card in the form enclosed with this proxy statement may revoke the same at any time prior to use by giving notice of such revocation to us in writing prior to the meeting or in person at the Annual Meeting of Stockholders. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke the proxy. If no direction is made, the proxy will be voted in favor of Items 1 and 2, each of which are discussed below.

The Company’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2008, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

This proxy statement and our 2008 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at http://www.antarespharma.com. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “SEC Filings” from the items listed in the Investor Relations section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 31, 2009, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 68,049,666 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of Common Stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of Common Stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters.

Assuming a quorum is present:

(i)

a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect the members of the Board of Directors of the Company. Abstentions and broker non-votes will have no effect on the outcome of the election of directors; and

(ii)

the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required for the ratification of the appointment of the independent registered public accounting firm for the current fiscal year.  Abstentions will be counted towards the tabulations of votes cast and will have the same effect as votes against the ratification of the appointment of KPMG LLP; however, broker non-votes will not affect the results.

Stockholders are urged to specify their voting preference by marking the appropriate boxes on the enclosed proxy card. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute our Board of Directors shall be fixed from time to time by the Board of Directors and that directors shall be divided into three classes of as nearly equal size as possible. Our Board of Directors has set the number of directors at six. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. The term of Anton G. Gueth will expire at the 2009 Annual Meeting of Stockholders, the terms of Dr. Jacques Gonella, Thomas J. Garrity and Dr. Rajesh C. Shrotriya will expire at the 2010 Annual Meeting of Stockholders and the terms of Dr. Leonard S. Jacob and Paul K. Wotton will expire at the 2011 Annual Meeting of Stockholders.

Following the recommendation for nomination by our Governance and Nominating Committee, our Board of Directors has nominated the person named below for election as director.

The accompanying proxy will be voted in favor of the election of the following nominee as director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominee has agreed to stand for election at the Annual Meeting of Stockholders. If the nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by our Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

Our Board of Directors recommends a vote FOR the election of the nominee.

Nominee to be elected at the 2009 Annual Meeting of Stockholders for a term continuing until the 2012 Annual Meeting of Stockholders

Anton G. Gueth	Age 52

Mr. Gueth joined our Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Mr. Gueth is currently a Managing Director of Burrill & Company, a merchant bank specialized in the health care field. His career includes nearly 19 years with Eli Lilly and Company, most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. Mr. Gueth is a director of the American Liver Foundation, Northern California Chapter.

Directors whose term continues until the 2010 Annual Meeting of Stockholders

Dr. Jacques Gonella	Age 67

Dr. Gonella served as the Chairman of our Board of Directors from January 2001 to October 2008. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc., to form Antares Pharma, Inc.) and served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. between 1968 and 1979. Dr. Gonella served as a member of the board of directors of Protherics PLC, London from January 2007 to December 2008 and currently sits on the board of directors of several private pharmaceutical companies and pharmaceutical investment funds. He holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland. He is currently a private investor and proprietor of JG Consulting AG.

Thomas J. Garrity	Age 60

Mr. Garrity joined our Board of Directors in October 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. He played a key role during its subsequent integration with Advance Paradigm, Inc. and became Executive Vice President of Financial Operations for the resultant entity, AdvancePCS, a provider of health improvement solutions. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds an S.B. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. He is currently a private investor and consultant.

Dr. Rajesh C. Shrotriya	Age 64

Dr. Shrotriya joined our Board of Directors in April 2004 and is a member of our Compensation Committee, Audit Committee and our Governance and Nominating Committee. Dr. Shrotriya is the Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the in-licensing, clinical development and commercialization of oncology and generic drugs. In September 2000, Dr. Shrotriya joined NeoTherapeutics, Inc., as President and Chief Operating Officer, and in August 2002, he was appointed Chief Executive Officer. In this capacity, he spearheaded major changes in business strategy and coordinated the structural reorganization of NeoTherapeutics, culminating in the formation of Spectrum Pharmaceuticals, Inc. Prior to that, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer for SuperGen, Inc., and Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc. For 18 years he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya has also held various positions at Hoechst Pharmaceuticals and was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. Dr. Shrotriya received a Bachelor of Medicine and Bachelor of Surgery degree at the Armed Forces Medical College in Poona, India; a post-graduate diploma in Chest Diseases from Delhi University; and a post-graduate M.D. degree from the Grant Medical College in Bombay, India. He also received a certificate for Advanced Biomedical Research Management from Harvard University.

Directors whose term continues until the 2011 Annual Meeting of Stockholders

Dr. Paul K. Wotton	Age 48

Dr. Wotton joined Antares Pharma as President and Chief Operating Officer in July 2008 and was appointed Chief Executive Officer in October 2008. Dr. Wotton was appointed to the Board of Directors of Antares Pharma in August 2004. Dr. Wotton formerly served as President and CEO of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada. Dr. Wotton possesses over twenty years of experience in the pharmaceutical industry. Prior to joining Topigen, he was Head of Global Business Development at SkyePharma, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co. He earned a Bachelors Degree in Pharmacy from the University of London, an MBA from Kingston Business School and a Ph.D. in pharmaceutical science from the University of Nottingham. Dr. Wotton is also a director of Genaera Corp, a publicly traded biopharmaceutical company.

Dr. Leonard S. Jacob	Age 60

Dr. Jacob has served as the Chairman of our Board of Directors since October 2008. Dr. Jacob joined our Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989 Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989 Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of QuiqMeds, a private drug wholesaler dispensing company, the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine and is a founding Director of the Jacob Internet fund, a public mutual fund.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the NYSE Amex and the regulations of the Securities and Exchange Commission. Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning Antares Pharma, Inc., 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board has determined that Dr. Leonard S. Jacob, Thomas J. Garrity, Anton G. Gueth and Dr. Rajesh Shrotriya are “independent” as defined under the listing standards of the NYSE Amex. The Board believes that the NYSE Amex independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses the requirements in assessing the independence of each of its members.

Meetings and Committees of our Board

Our Board of Directors met 7 times during 2008. Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2008, all of our current directors attended at least 86% of the aggregate number of meetings of the Board of Directors and of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year all of our directors attended the 2008 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee consisted of Thomas J. Garrity, Anton G. Gueth and Dr. Rajesh Shrotriya. Dr. Paul K. Wotton was a member of the Audit Committee until October 10, 2008, when he was appointed as our Chief Executive Officer, and Dr. Shrotriya became a member of the Audit Committee on that date. With Mr. Garrity acting as Chairman, this Committee met, either telephonically or in person, 8 times during 2008. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. Our Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (“SEC”). Additionally, our Board has determined that Mr. Garrity is independent, as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and that each of the members of our Audit Committee is “independent” within the meaning of Section 803(A) of the NYSE Amex (formerly the American Stock Exchange) listing standards.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Corporate Governance” and “Audit Committee Charter.”

Compensation Committee

The Compensation Committee consisted of Anton G. Gueth, Dr. Rajesh Shrotriya and Dr. Leonard S. Jacob. With Mr. Gueth acting as Chairman, the Compensation Committee met, either telephonically or in person, 7 times during 2008. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. Our Board of Directors as a whole administers our 2008 Equity Compensation Plan (the “Plan”). The Board appoints the Compensation Committee to perform all of the administrative functions for the Plan. All actions taken by the Compensation Committee for the Plan are reported to the Board of Directors.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Corporate Governance” and “Compensation Committee Charter.”

Governance and Nominating Committee

The Governance and Nominating Committee consists of all independent members of the Board of Directors and in 2008 consisted of Dr. Leonard S. Jacob, Thomas J. Garrity, Anton G. Gueth and Dr. Rajesh Shrotriya. With Dr. Jacob acting as Chairman, the Governance and Nominating Committee met in person 1 time during 2008. The purpose of the Governance and Nominating Committee is (i) to advise the Board regarding the membership and operations of the Board; (ii) to identify individuals qualified to serve as members of the Board, to select, subject to ratification by the Board, the director nominees for the next annual meeting of stockholders, and to recommend to the Board individuals to fill vacancies on the Board; (iii) to recommend to the Board the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee; (iv) to oversee the Board’s annual evaluation of its performance and the performance of other Board committees; and (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “Investor Relations,” “Corporate Governance” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting of Stockholders, our Board recommends a slate of director nominees for election by our stockholders. In addition, our Board fills vacancies on the Board when necessary or appropriate. Our Board’s recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for Board committee membership. The Board as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board and committees of the Board on which the director served. Our Board considers recommendations for nominations from a wide variety of sources, including members of our Board, business contacts, our legal counsel, community leaders and members of our management.

The Board will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, our Board does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail addressed to Antares Pharma, Inc., c/o Corporate Secretary, Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. Our Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

Under the Directors’ Compensation Plan, effective January 1, 2008, all non-employee directors receive an initial grant of 20,000 shares of Common Stock on the day they are initially elected or appointed to the Board of Directors, an annual grant of an option to purchase 30,000 shares of Common Stock at the time of the Company’s Annual Meeting of Stockholders and an annual retainer of $25,000. The Board Chairman receives an additional $55,000, which was paid with stock options in lieu of cash, the Audit and Compensation Committee Chairs each receive an additional $12,000, the Governance and Nominating Committee Chair receives an additional $6,000, and the Audit and Compensation Committee members receive an additional $5,000. No additional payments are earned for each Board or Committee meeting. Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of shares of Common Stock issued would be based on the market value of the stock and the number of options granted would be determined based on a valuation using a Black-Scholes calculation.

All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

The following table provides information regarding director compensation in 2008, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings. In addition, the table does not address compensation for Dr. Wotton as Chief Executive Officer, which is addressed under “Executive Compensation” below. Dr. Wotton does not receive additional compensation for serving as a director since he became Chief Executive Officer.

DIRECTOR COMPENSATION – 2008

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Thomas J. Garrity	$37,000	$—	$24,643	$—	$—	$—	$61,643
Dr. Jacques Gonella	36,250	—	24,643	—	—	10,610	71,503
Anton G. Gueth	—	—	66,227	—	—	—	66,227
Dr. Leonard S. Jacob	18,625	—	47,667	—	—	—	66,292
Dr. Rajesh C. Shrotriya	1,250	25,318	24,643	—	—	—	51,211
Dr. Paul K. Wotton (3)	11,250	1,409	24,643	—	—	—	37,302

(1)

The amounts shown for stock and option awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the dollar amounts recognized in 2008 with respect to the stock and option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts for option awards are set forth in note 8 to our consolidated financial statements. At December 31, 2008 the directors, excluding Dr. Wotton, held options to purchase an aggregate of 1,030,655 shares of Common Stock.

(2) Represents the cost of a Company provided mobile phone for Dr. Gonella in 2008.
(3) Amounts shown for Dr. Wotton relate to compensation earned as a director prior to his employment with the Company which began in July 2008.

Compensation Committee Interlocks and Insider Participation

During 2008, no member of the Compensation Committee had any relationship or transaction with us that is required to be reported under Item 402(j) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of a plurality of votes of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the director nominated above. That means the nominee will be elected if he receives more affirmative votes than any other nominees.

Our Board of Directors unanimously recommends a vote FOR the election of Anton G. Gueth.

Proposal No. 2

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting of Stockholders, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement, if they so desire, and to respond to appropriate questions.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2008 and 2007 for professional services rendered in connection with the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports totaled $279,486 and $265,372.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2008 and 2007 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2008 and 2007 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $25,457 and $20,645.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2008 and 2007.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires the pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy contains lists of the above categories of services that the Audit Committee has pre-approved, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of the above categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2008, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Our Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers as of December 31, 2008:

Name	Age	Position

Paul K. Wotton, Ph.D.	48	President, Chief Executive Officer and Director

Robert F. Apple	42	Senior Vice President and Chief Financial Officer

Dario Carrara, Ph.D.	45	Senior Vice President and Managing Director - Pharmaceutical Group

Peter Sadowski, Ph.D.	61	Vice President – Parenteral (Devices) Group

Paul K. Wotton, is Antares Pharma’s President, Chief Executive Officer and a director. Please see Dr. Wotton’s biographical information set forth in the Election of Directors section in this proxy statement.

Robert F. Apple joined the Company in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA.

Dario Carrara, Ph.D. is currently Senior Vice President and Managing Director – Pharmaceutical Group, located in Basel, Switzerland. He served as General Manager of Permatec’s Argentinean subsidiary from 1995 until its liquidation in 2000. Prior to joining Permatec, between 1986 and 1995, Dr. Carrara worked as Pharmaceutical Technology Manager for Laboratorios Beta, a pharmaceutical laboratory in Argentina that ranks among the top ten pharmaceutical companies in Argentina. Dr. Carrara has extensive experience in developing transdermal drug delivery devices. He earned a double degree in Pharmacy and Biochemistry, as well as a Ph.D. in Pharmaceutical Technology from the University of Buenos Aires.

Peter Sadowski, Ph.D. is currently Vice President – Parenteral (Devices) Group, located in Minneapolis, Minnesota. He joined the Company in March 1994 as Vice President, Product Development. He was promoted to Executive Vice President and Chief Technology Officer in 1999. From October 1992 to February 1994, Dr. Sadowski served as Manager, Product Development for GalaGen, Inc., a biopharmaceutical company. From 1988 to 1992, he was Vice President, Research and Development for American Biosystems, Inc., a medical device company. Dr. Sadowski holds a Ph.D. in microbiology from the University of Minnesota.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreement with Dr. Paul K. Wotton. Paul K. Wotton was appointed President and Chief Operating Officer on July 7, 2008, and appointed Chief Executive Officer on October 10, 2008. We recently amended and restated Dr. Wotton’s former employment agreement dated July 7, 2008 to (i) affirm Dr. Wotton’s appointment to the position of Chief Executive Officer, (ii) adjust target bonus percentages and (iii) make certain other desired changes. Dr. Wotton’s amended employment agreement became effective on November 12, 2008. The amended employment agreement supersedes and replaces the prior agreement in its entirety. The amended employment agreement provides for a base salary of $337,000 per year, which will be subject to increase (but not decrease) based on Dr. Wotton’s and our performance, as determined by the Compensation Committee. The amended agreement also stipulates that Dr. Wotton is eligible to receive a target annual bonus of up to 75% of base salary upon attainment of certain pre-set performance goals, as determined and approved by the Compensation Committee. The terms of the amended employment agreement with Dr. Wotton includes the issuance of stock options to purchase 400,000 shares of Common Stock at an exercise price equal to the closing price of a share of Common Stock on the date of grant, and vesting over three years at the rate of 33-1/3% each year beginning on the first anniversary of the date of grant. In addition, Dr. Wotton can earn up to an additional 400,000 shares of Common Stock as performance stock bonuses upon the occurrence of various triggering events. Pursuant to the amended agreement, Dr. Wotton was also granted 100,000 shares of restricted stock vesting over three years at the rate of 33-1/3% each year beginning on the first anniversary of the date of grant. Dr. Wotton is also eligible to participate in any other equity compensation plans established by the Company for members of management. Dr. Wotton’s amended employment agreement has a term of three years and automatically renews for successive one-year periods unless notice is given by the Company at least 90 days prior to the end of a renewal period. The amended employment agreement provides Dr. Wotton with severance in the event that he is terminated by us without cause or resigns with good reason equal to twelve months of base pay (or 24 months of base pay if Dr. Wotton is terminated without cause or resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds a targeted amount), a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by us in the year of his termination), and continued participation in the Company’s group medical and dental plans for the corresponding period through COBRA. Dr. Wotton will also receive the same benefits if he voluntarily resigns without good reason shortly after a change of control or a specified transition period following a change of control. Further, during the term of Dr. Wotton’s employment with the Company, and for the one-year period after Dr. Wotton’s termination of employment, Dr. Wotton cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

Employment Agreement with Mr. Robert F. Apple. Mr. Apple entered into an employment agreement dated February 9, 2006 and further amended on November 12, 2008 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the “Code.” The employment agreement provides for a base salary of $250,000. In addition, Mr. Apple was granted a stock option to purchase 250,000 shares of Common Stock that vests pro rata on the last day of each month over 48 months commencing upon employment. Also, Mr. Apple was granted a stock option to purchase an additional 150,000 shares of Common Stock, the vesting of which was based upon the achievement of certain performance milestones. As further discussed under the section “Long-Term Incentives – Equity Compensation,” the Compensation Committee determined that these performance milestones were met in 2006 and the stock option to purchase 150,000 shares of Common Stock became fully vested in 2006. The agreement also stipulates that Mr. Apple is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined and approved by the Compensation Committee and is also eligible for additional bonuses and up to an additional 250,000 shares of Common Stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Mr. Apple with severance in the event that his employment is terminated by us without cause or by him for good reason equal to twelve months of base pay and continued participation in the Company’s group medical and dental plans for the corresponding period through COBRA.

Employment Agreement with Dr. Dario Carrara. Dr. Carrara entered into an employment agreement dated October 13, 2006 and further amended on November 12, 2008 in order to comply with the requirements of Section 409A of the Code. Dr. Carrara is a citizen of Argentina and, accordingly, is considered a foreign service employee for Swiss employment purposes. The employment agreement provides for a base salary of 305,000 Swiss

Francs, or approximately $285,768 using the exchange rate at December 31, 2008, of 1.0673. In addition, Dr. Carrara is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the Chief Executive Officer and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Carrara also receives an expense account allowance, two family trips per year to his home country, international school costs for his children, family housing cost in Switzerland, and a tax return allowance. Dr. Carrara is also eligible to receive up to 280,000 shares of Common Stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Carrara’s agreement is for an indeterminate period of time and either party may terminate the agreement by providing written notice six months in advance of termination. The employment agreement provides Dr. Carrara with severance in the event that his employment is terminated by us without cause equal to six months of base pay. If Dr. Carrara’s employment is terminated due to a change of control he is then entitled to six months pay and payment of health and dental benefits.

Employment Agreement with Dr. Peter Sadowski. Dr. Sadowski entered into an employment agreement dated October 13, 2006 and further amended on November 12, 2008 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 as amended. The employment agreement provides for a base salary of $186,000. In addition, Dr. Sadowski is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the Chief Executive Officer and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Sadowski is also eligible for up to 175,000 shares of restricted Common Stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Sadowski’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Dr. Sadowski with severance in the event that his employment is terminated by us without cause equal to six months of base pay and reimbursement of COBRA costs for the six month period.

Related Party Transaction

In 2008, the Company entered into an employment agreement with an employee of JG Consulting AG, a company owned by Dr. Jacques Gonella, a member of Company’s Board of Directors, and the Company’s largest shareholder. The employee works half time for JG Consulting AG and half time for the Company, providing business development and other services. The Company paid this employee approximately $120,000 in 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the individuals listed in the Summary Compensation Table that immediately follows this discussion. We sometimes refer to these individuals as our “named executive officers.”

The principal components of 2008 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation
Annual Incentive Compensation	Pay for Performance Competitive Compensation
Stock Options	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives
Stock Awards	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives

In addition, as described below, certain named executive officers have employment agreements that provide severance and change of control benefits, principally as a retention incentive.

Determination of Competitive Compensation

In assessing competitive compensation for 2008, our Compensation Committee relied on a December 2007 report provided by Buck Consultants, independent compensation consultants which provided an executive compensation review of our overall executive compensation against that provided by our peer group. To assess compensation levels, Buck Consultants, in collaboration with our senior management and the Chairman of the Compensation Committee, identified a comparator group of the 14 peer companies listed below. The comparator group was selected for the following key comparator factors: our competitors, primary area of business is drug delivery methods and technologies within specialty pharmaceuticals, revenue size, number of employees and market capitalization. In general, the comparator group consists of companies one-half to two times our size. In addition, in the comparator group, our revenues are in the 50th percentile, our market capitalization is in the 30th percentile and our number of full time employees is in the 15th percentile. The comparator companies consisted of the following:

• Aradigm Corporation • Acusphere Inc. • BioSante Pharmaceuticals, Inc. • Columbia Laboratories • DepoMed, Inc.	• Epicept Corp. • Insite Vision Inc. • Inovio Biomedical Corp. • Javelin Pharmaceuticals, Inc. • NexMed, Inc.	• Novavax, Inc. • Penwest Pharmaceuticals • Pharmos Corporation • Spectrum Pharmaceuticals, Inc.

The review conducted by Buck Consultants determined that the base salaries and total target cash compensation (base salary plus target bonus) for our executive group was generally in line with the market median (plus or minus 15%) based on the comparator group of companies.

Total direct compensation taking into account the 2008 stock option grants and one-half of the number of shares of Common Stock our named executive officers are eligible to earn under the performance stock bonus awards made to them in 2007, places all of our names executive officers in line with market competitive ranges.

Ownership percentages, inclusive of the number of shares of Common Stock our named executive officers are eligible to earn under the performance stock bonus awards made to them in 2007, are generally at competitive levels.

Based on our review of the study conducted by Buck Consultants and our compensation objectives and philosophy we determined that overall compensation, including base salary, annual incentive target payout and long term incentives, should be targeted at a level that approximates the 50th percentile of our peer group. The Compensation Committee has from time to time made and will continue to make, determinations that represent a departure from this general guideline. Moreover, a significant portion of our compensation is performance-based, and, as a result if performance targets are achieved, actual cash compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group. In addition, as explained in more detail below, our long-term incentive compensation continues to be based primarily on stock options, coupled with performance stock awards.

Each named executive officer has an employment agreement with us that includes base salary and annual and long term incentives as described in Certain Relationships and Related Transactions in this Compensation Discussion and Analysis. Further details regarding the terms of these agreements, including the terms of Dr. Wotton’s agreement, are described below.

Role of Executive Officers in Determining Executive Compensation for Named Executive Officers.

The Compensation Committee has established an annual performance review program for our executives pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For executives other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. The Chief Executive Officer’s goals are approved by the Compensation Committee. Each executive’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares a written evaluation based on the executive’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which determines his compensation changes and awards. For all executives, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year but before March 15. In connection with 2008 compensation, Dr. Wotton provided recommendations to the Compensation Committee to assist it in determining compensation levels. Dr. Wotton did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Dr. Wotton’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

Salaries

Based on the current condition of the U.S. economy, the U.S. stock market and the Company’s cash position at December 31, 2008 the Compensation Committee postponed and awarded no salary increases for fiscal year 2009.

Name	Percentage Base Salary Increase	Base Salary After Increase
Dr. Paul K. Wotton	0.0%	$337,000 (1)
Mr. Robert F. Apple	0.0%	$286,000 (1)
Dr. Dario Carrara	0.0%	CHF 320,250
Dr. Peter Sadowski	0.0%	$217,650 (1)

(1) Effective 12/31/08, the Compensation Committee eliminated car allowances for these executives and increased the respective executive officers base salary by that amount.

Annual Incentive Awards

Our principal objective in providing incentive compensation is to provide pay for performance. While we target our opportunities for incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary. The applicable percentages for 2008 are set forth in the table on page 18. The Compensation Committee reviewed and approved performance goals for each of the executives at its January 2008 meeting. The Compensation Committee determined at its January 2009 meeting whether and to what extent the applicable performance goals were achieved and approved the specific bonus amounts to be paid to each named executive officer. For executives other than the Chief Executive Officer, the Compensation Committee took into account the recommendations of the Chief Executive Officer.

Dr. Wotton has overall responsibility for the organization and progress made. Dr. Wotton had ten goals in 2008 divided over the following four categories and weighted as follows: Build Organizational Effectiveness (25%), External Representation (25%), Financial Performance (25%) and Vision and Leadership (25%). He achieved 90% of the goals. Seven of the goals accomplished related to building the organization, strategic contract goals and achieving goals relating to completion of the strategic planning process. Other goals related to business development were partially achieved in the range of 60% to 75% of target.

For 2008, Dr. Wotton’s bonus range was 55% to 75% of his base salary. In January 2009, the Compensation Committee determined that a bonus of 90% of his minimum potential award (55%) was appropriate given Dr. Wotton’s overall performance and taking into account the relevant proportionate weight. Furthermore, the 55% was applied to Dr. Wotton’s actual earnings for the year since he started at the Company in July 2008.

Mr. Apple had 17 goals in 2008 divided over the following five categories and weighted as follows: Expand Financial Controls (20%), Improve Financial Health (20%), Providing Administration and Support of Chief Executive Officer (20%), Expand Operational Activities (20%) and Personal Growth (20%). He achieved 91% of his goals. Mr. Apple’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Dr. Wotton, determined that a bonus of 91% of his minimum potential award (20%) was appropriate.

Dr. Carrara had 13 goals to accomplish in 2008 divided over the following four categories and weighted as follows: Development of Existing Products (40%), Development of Pipeline Phase I (30%), Business Development Success and Revenues (20%) and Personal Growth (10%). He achieved 51% of his goals. Dr. Carrara’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Dr. Wotton, determined that a bonus of 51% of his minimum potential award (20%) was appropriate.

Dr. Sadowski had 17 goals for 2008 divided over the following four categories and weighted as follows: Development of Existing Products (45%), Further Pipeline Development (25%), Business Development Success and Revenues (20%) and Personal Growth (10%). He achieved 77% of his goals. Dr. Sadowski’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Dr. Wotton, determined a bonus of 77% of his minimum potential award (20%) was appropriate.

Based on the applicable performance ratings described above, payments to the named executive officers were as follows:

Name	Performance Measure	Percentage of Salary Payable at Target Award Level	Actual 2008 Bonus Award	Actual Award as Percentage of Maximum Target Award Opportunity
Dr. Paul K. Wotton	Corporate Discretionary	55%-75%	51% of base salary	68%

Mr. Robert F. Apple	Corporate Discretionary	20%-35%	18% of base salary	51%

Dr. Dario Carrara	Corporate Discretionary	20%-35%	10% of base salary	29%

Dr. Peter Sadowski	Corporate Discretionary	20%-35%	15% of base salary	43%

In accordance with applicable SEC regulations, the award payments appear in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives – Equity Compensation

Stock Options

We generally seek to position long-term incentive awards for our named executive officers to be approximately equivalent to the median level of our peer group. We utilize stock options as our principal form of long-term compensation. Our stock options:

•	have a 10 year term (except for options granted to Swiss employees which have an eleven year term),
•	typically vest as to the underlying shares as follows: 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested and
•	have an exercise price equal to 100% of the fair market value per share on the date of grant, which we determine based on the closing price as reported on the NYSE Amex exchange on the date of grant.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our Common Stock following the date of grant.

Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis. The size of the stock option grants is based on the executive’s performance over the preceding calendar year and competitive data provided by compensation consultants. For 2008, stock options were granted in May 2008 and then again in November 2008 for employee retention purposes.

The size of option grants in 2008 to our named executive officers was increased compared to 2007 based on fair value of the stock option due to a lower Common Stock price.

The Compensation Committee awarded the following stock options to each of our named executive officers in May 2008 based on their 2007 performance, their potential to add value to the Company in the future, and on the competitive data:

Name of Executive	Number of Shares Underlying Option Grant
Mr. Robert F. Apple	82,500
Dr. Dario Carrara	82,500
Dr. Peter Sadowski	75,000

The Compensation Committee awarded Dr. Wotton an additional 470,000 stock options in connection with his appointment as Chief Executive Officer in October 2008.

The Compensation Committee then awarded the following stock options to the following executive officers in November 2008 based on their 2008 performance to date, their potential to add value to the Company in the future, and the desire to retain the executives:

Name of Executive	Number of Shares Underlying Option Grant
Mr. Robert F. Apple	250,000
Dr. Peter Sadowski	175,000

The number of shares underlying options granted to the named executive officers in May and November 2008 are set forth on page 24 under the caption “Grants of Plan Based Awards – 2008” table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan Based Awards table. The dollar amount shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the options granted in 2008, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.

Stock Awards

During 2007, the Compensation Committee engaged a compensation consultant to advise them regarding certain considered changes in the structure of our long-term compensation. Based on the recommendations of the consultant, the Committee determined to utilize stock awards in addition to stock options for purposes of long-term compensation. The Compensation Committee determined that it would grant shares of our Common Stock based on achievement of performance targets set by the Compensation Committee. Mr. Apple had already been eligible to receive shares of Common Stock based on the achievement of preestablished performance targets pursuant to the terms of his employment agreement.

Dr. Wotton, Dr. Carrara and Dr. Sadowski are also eligible to receive awards of Common Stock under the terms of their new or amended employment agreements. The Committee established the goals for the executives at various Compensation Committee meetings. After the performance goals were established by the Compensation Committee, the goals were then communicated to the respective executive officer.

The following table summarizes the number of shares that may be earned by the executive officers upon the attainment of performance goals as established by the Compensation Committee. The shares are not granted until the performance goal is met.

Name of Executive	Number of Shares That May Be Awarded	Performance Goals
Dr. Paul K. Wotton	400,000	Divided among 14 categories with approximately equal weighting

Mr. Robert F. Apple	250,000	Spread evenly over 11 performance goals

Dr. Dario Carrara	280,000	Spread evenly over 14 performance goals

Dr. Peter Sadowski	175,000	Spread evenly over 14 performance goals

Dr. Wotton’s 14 performance goals include annual revenue targets, profitability over an established time period, business development goals as well as product and device approvals.

Mr. Apple’s 11 performance goals include annual revenue targets above a certain threshold, cash flow targets, financing targets, development deal targets, internal department goals and market capitalization goals. Two of Mr. Apple’s goals have been achieved, as described below.

Dr. Carrara’s 14 goals include attainment of certain revenue goals for the Pharma division, acceptance and approval by applicable government agencies of products, revenue targets with respect to certain products and achieving certain strategic partnerships relating to products.

Dr. Sadowski’s 14 performance goals include annual revenue targets, product and device approvals, revenue targets with respect to certain products and devices and product launch targets.

The executive officers may achieve the goals at any time prior to December 31, 2010. Prior to December 31 of each year, the Compensation Committee will evaluate whether any of the performance criteria have been met, and if the Compensation Committee determines that the performance criteria have been met, the Compensation Committee will certify the results in writing prior to December 31 and the shares will be awarded on or after December 31 of the year for which the performance goal was achieved but not later than March 15 of the calendar year following the calendar year for which the goal was achieved. Additionally, if the Compensation Committee determines that a performance condition is no longer viable or of value based on changes in the strategic direction of the Company, the Compensation Committee shall have the discretion to waive or modify the performance criteria to more relevant criteria.

The Compensation Committee approves all grants of stock options and stock awards. In general, the Compensation Committee makes annual grants of stock options. The Compensation Committee may also make off- cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. The Compensation Committee makes stock awards upon the attainment of the applicable performance objectives.

In May 2007, after evaluation by the Compensation Committee, Mr. Apple was awarded 22,727 shares of our Common Stock as a result of the consummation of a non-dilutive financing of $5 million to $10 million. This goal was carried over from Mr. Apple’s employment agreement into Mr. Apple’s performance stock bonus agreement awarded in October 2007 and counts toward the 250,000 shares of our Common Stock Mr. Apple is eligible to receive in the aggregate under the terms of the performance stock bonus agreement. In January 2008, after evaluation by the Compensation Committee, Mr. Apple was awarded 22,727 shares of our Common Stock as a result of the consummation of an additional equity financing in excess of $10 million.

We do not backdate grants of stock options or Common Stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

Perquisites

We do not have programs for providing personal benefit perquisites to executive officers, such as separate parking or dining facilities, except with respect to certain benefits provided to Dr. Carrara.

Under Dr. Carrara’s employment agreement, since he is a citizen of Argentina living in Switzerland, we provide Dr. Carrara with a flat expense reimbursement, child care expenses, a housing allowance, a life insurance policy, an incremental health insurance policy, the cost of having his tax return completed by a professional accounting firm, an annual car allowance including insurance, lease and operating costs, an annual school allowance for the international school of his three children and the costs of two round trips from Switzerland to Buenos Aires per year. The total cost of the above perquisites for 2008 in U.S. dollars was $192,128.

Under Dr. Wotton’s, Mr. Apple’s and Dr. Sadowski’s employment agreements, we provided each executive with a car allowance of $1,000 per month, $650 per month and $750 per month, respectively during 2008. The car allowances were eliminated in 2009.

Broad-Based Programs

Our executive officers participate in our broad-based health plan and 401(k) savings plan. There is no mandatory matching provided by the Company during the year. Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company. Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2008, excluding the age fifty or over “catch up” contribution. The matching contributions vest based on a three-year vesting schedule. Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our Common Stock through the 401(k) plan.

STOCK OWNERSHIP GUIDELINES

We do not have stock ownership guidelines or holding requirements.

ONGOING AND POST-EMPLOYMENT COMPENSATION

Our employment agreements with our named executive officers provide for special benefits upon certain types of termination events. These agreements were designed to be part of a competitive compensation package. The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Employment Agreements

Our employment agreements with Dr. Wotton, Mr. Apple, Dr. Carrara, and Dr. Sadowski provide for certain severance payments and other benefits if we terminate such named executive officer’s employment without cause, or with respect to Dr. Wotton’s and Mr. Apple’s agreements only, if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a change of control.

Under his amended employment agreement, Dr. Wotton is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to 12 months of his then-current base salary (or 24 months of base salary if Dr. Wotton is terminated without cause or resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds $175 million), a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by us in the year of his termination, and continued health and dental benefits for 12 months. Dr. Wotton is also entitled to the same severance payments and benefits if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period.

Potential payments to our other named executive officers upon termination vary, but typically their employment agreements include provisions for salary and health and dental insurance payments for either twelve months (for Mr. Apple) or six months (for Dr. Carrara and Dr. Sadowski) upon a termination without cause or upon termination without cause following a change of control. The employment agreement with Mr. Apple also provides for severance payments upon termination for “good reason.”

Termination for “good reason” generally means a termination initiated by Dr. Wotton or Mr. Apple in response to one or more of the following events: (1) a decrease in the base salary of the officer, (2) a decrease in the target annual bonus below a specified percentage, (3) a change in the designation of title, unless such change is to a higher title and level of responsibility, (4) a relocation of the principal business location, or (5) the Company’s failure to materially comply with the terms of the employment agreement.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (1) dishonesty, fraud or misrepresentation in connection with employment, (2) theft, misappropriation or embezzlement of the Company’s funds or resources, (3) conviction of or a plea of guilty in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (4) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

Under our incentive compensation plans, outstanding stock options generally will fully vest upon a change of control. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of Common Stock and the exercise price per share for the affected options.

The employment agreement with Mr. Apple stipulates that upon a change of control the portion of Mr. Apple’s 250,000 performance shares that would have been issued upon the attainment of operational criteria shall be treated as fully earned and shall be granted to him. The portion that would have been issued upon the attainment of specific market-based criteria shall be issued if such market based criteria are attained as a result of the change of control. A total of 45,454 shares have been issued to Mr. Apple as a result of achievement of two goals (i.e., 22,727 shares in May 2007 as a result of consummation of a non-dilutive financing of $5 to $10 million, and an additional 22,727 shares in January 2008 as a result of consummation of an additional equity financing in excess of $10 million). The balance (i.e., 204,546 shares) would be earned upon a change of control as described above.

TAX CONSIDERATIONS

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met. To the extent feasible, we structure our executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock option plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Anton G. Gueth (Chair)

Dr. Rajesh C. Shrotriya

Dr. Leonard S. Jacob                                                Members of the Compensation Committee

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation for 2008 and 2007 of our named executive officers.

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards (2)	Option Awards (3)	Other Annual Compensation (4)	Total
Dr. Paul K. Wotton	2008	$152,888	(5)	$83,407	$11,111	$33,836	$7,445	$288,687
Chief Executive Officer

Mr. Robert F. Apple	2008	278,200		52,088	10,153	133,029	15,550	489,020
Chief Financial Officer	2007	260,000		64,740	50,400	115,788	15,300	506,228

Dr. Dario Carrara, (6)	2008	300,056		28,418	5,844	118,661	198,893	651,872
Managing Director,	2007	269,220		63,218	-	141,123	159,694	633,255
Pharmaceutical Group

Dr. Peter Sadowski	2008	208,650		33,735	5,313	67,750	16,750	332,198
Vice President,	2007	195,000		46,215	-	79,933	16,500	337,648
Devices Group

Mr. Jack E. Stover	2008	367,604		35,000	35,000	312,006	10,800	760,410
Former Chief Executive Officer	2007	358,000		150,000	22,857	297,536	17,100	845,493

(1)	The 2008 bonus includes bonuses to be paid in 2009 as part of the 2008 compensation package, except for the bonus to Mr. Stover which was paid in connection with his separation agreement.
(2)

The amounts shown for stock awards relate to shares granted under our 2008 Equity Compensation Plan. These amounts are equal to the dollar amounts recognized in 2008 with respect to the stock award for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements. For information regarding the number of shares subject to 2008 awards, other features of the award and the grant date fair value of the award, see the Grants of Plan-Based Awards Table on page 24.

(3)

The amounts shown for option awards relate to option awards granted under our 2008 Equity Compensation Plan. These amounts are equal to the dollar amounts recognized in 2008 with respect to the stock option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 8 to our consolidated financial statements. For information regarding the number of shares subject to 2008 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 24.

(4)

Other Annual Compensation for Dr. Carrara represents foreign employee allowances including housing, auto, tuition for dependents and home country travel expenses. The amounts for all other executive officers include the value of discretionary matching contributions under the 401(k) plan and the value of auto allowances.

(5)	Dr. Wotton was appointed President and Chief Operating Officer on July 7, 2008 and was appointed Chief Executive Officer on October 10, 2008. During 2008 his annual salary was $337,000.
(6)	Compensation for Dr. Carrara was in Swiss Francs and has been converted to U.S. dollars at the Swiss Francs per U.S. dollar exchange rate of 1.0673 at December 31, 2008.

GRANTS OF PLAN-BASED AWARDS – 2008

The following table provides details regarding plan-based awards granted to our named executive officers in 2008.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of		Grant Date Fair Value of Stock
Name	Grant Date	Threshold (#)	Target (#) (1)	Maximum (#)	Shares of Stock or Units (#) (2)	Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	and Option Awards (4)
Dr. Paul K. Wotton	8/06/08					400,000	$0.80	$188,249
	8/06/08		400,000		100,000			80,000
	10/20/08					470,000	0.50	129,772

Mr. Robert F. Apple	5/14/08				27,500	82,500	0.85	69,157
	11/12/08					250,000	0.47	63,906

Dr. Dario Carrara	5/14/08				27,500	82,500	0.85	69,157

Dr. Peter Sadowski	5/14/08				25,000	75,000	0.85	62,870
	11/12/08					175,000	0.47	44,734

Mr. Jack E. Stover	5/14/08				60,000	180,000	0.85	150,889
	12/23/08				70,000			35,000

(1)

The awards constitute potential shares which can be earned by meeting defined performance goals under our 2008 Equity Compensation Plan. The number of potential shares was defined in Mr. Wotton’s employment agreement in 2008, however the terms of the awards were defined in 2009, therefore no expense was recognized in connection with these shares.

(2)

The stock awards were granted under our 2008 Equity Compensation Plan. The stock awards vest over three years, becoming exercisable as to 33.33% of the underlying shares annually following the date of grant. Mr. Stover’s award of 60,000 shares was forfeited upon his separation from the Company, as none of the shares had vested. Mr. Stover received 70,000 shares of common stock in connection with his separation agreement.

(3)

The option awards were granted under our 2008 Equity Compensation Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.

(4)	The grant date fair value is computed in accordance with SFAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2008

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Dr. Paul K. Wotton	2,500		$0.8400	8/15/14	100,000	$37,000	400,000	$148,000
	5,000		1.4000	10/24/14
	20,000		1.4000	1/2/15
	20,000		1.5400	1/2/16
	10,000		1.5500	5/2/16
	30,000		1.6500	5/9/17
	15,000	15,000	0.8500	5/13/18
	33,333	366,667	0.8000	8/5/18
		470,000	0.5000	10/19/18

Mr. Robert F. Apple	327,083	72,917	1.4300	2/9/16	27,500	10,175	204,546	75,682
	35,000	25,000	1.2300	1/15/17
	20,000	20,000	1.6500	5/9/17
	13,750	68,750	0.8500	5/13/18
		250,000	0.4700	11/11/18

Dr. Dario Carrara	60,000		4.5630	3/22/12	27,500	10,175	280,000	103,600
	7,500		4.5630	2/1/13
	125,000		1.7700	9/16/14
	80,000		1.3200	12/28/15
	82,500	7,500	1.5100	1/24/17
	53,333	26,667	1.2600	10/31/17
	35,000	25,000	1.2300	1/15/17
	20,000	20,000	1.6500	5/9/17
	13,750	68,750	0.8500	5/13/19

Dr. Peter Sadowski	3,000		1.5625	5/20/09	25,000	9,250	175,000	64,750
	30,000		1.5625	1/3/10
	50,000		4.5630	3/22/11
	7,500		4.5630	2/1/12
	125,000		1.7700	9/16/13
	60,500		1.3200	12/28/14
	45,833	4,167	1.5100	1/24/16
	35,000	25,000	1.2300	1/15/17
	15,000	15,000	1.6500	5/9/17
	12,500	62,500	0.8500	5/13/18
		175,000	0.4700	11/11/18

Mr. Jack E. Stover	500,000		0.7000	5/9/10
	52,000		1.3200	5/9/10
	40,000		1.2100	5/9/10
	201,667		1.5100	5/9/10
	70,000		1.2300	5/9/10
	50,000		1.6500	5/9/10
	15,000		0.8500	5/9/10

(1)	The option awards typically vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested.
(2)	The dollar values are based on the closing price of our Common Stock on December 31, 2008 ($0.37).
(3)	The unearned shares are performance based awards which the Company is contractually obligated to grant when the performance criteria is met and therefore do not have a defined vesting date.

OPTION EXERCISES AND STOCK VESTED — 2008

The following table provides information regarding stock award vesting for our named executive officers in 2008. No options were exercised by the named executive officers and no stock awards vested in 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dr. Paul K. Wotton	-	$-	-	$-
Mr. Robert F. Apple	-	-	-	-
Dr. Dario Carrara	-	-	-	-
Dr. Peter Sadowski	-	-	-	-
Mr. Jack E. Stover	-	-	-	-

PENSION BENEFITS - 2008

The Company does not provide pension benefits. The Company provides a discretionary match under the Company’s 401(k) plan to the participating employees’ accounts.

NONQUALIFIED DEFERRED COMPENSATION - 2008

The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of Common Stock as of March 15, 2009, with respect to all persons known to be the beneficial owners of more than 5% of the outstanding shares of such stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

Name	Shares Beneficially Owned (1)	Right to Acquire (1) (2)	Total	Percentage of Outstanding Shares
Dr. Jacques Gonella (3) (4)	11,783,221	174,500	11,957,721	17.5%
Thomas J. Garrity	40,000	150,750	190,750	*
Anton G. Gueth	43,000	251,736	294,736	*
Dr. Rajesh C. Shrotriya	68,476	129,500	197,976	*
Dr. Paul K. Wotton	154,091	295,833	449,924	*
Dr. Leonard Jacob	40,000	224,169	264,169	*
Robert F. Apple	72,954	493,958	566,912	*
Dr. Dario Carrara	27,500	528,333	555,833	*
Dr. Peter Sadowski	25,000	445,167	470,167	*
All directors and executive officers as a group (9 persons)	12,254,242	2,693,946	14,948,188	21.1%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 15, 2009, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options and warrants.
(3)

Dr. Jacques Gonella owns controlling interest in Permatec Holding AG, which owns 2,900,000 shares of Common Stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	Dr. Gonella’s address is Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In 2008, the Audit Committee consisted of Thomas J. Garrity (Chair), Anton G. Gueth and Dr. Rajesh C. Shrotriya. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2008. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Thomas J. Garrity (Chair)
Anton G. Gueth
Dr. Rajesh C. Shrotriya
Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card and proxy statement to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of our board of directors or by a stockholder of record entitled to vote who has delivered written notice to our Corporate Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to our Board must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2010 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than January14, 2010.

Other

Our Board of Directors does not intend to present at the 2009 Annual Meeting of Stockholders any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the 2009 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250 Phillips Boulevard Suite 290

Ewing, NJ 08618

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2009

9:00 a.m. ET

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Phone: 215-963-5000

www.morganlewis.com

Antares Pharma, Inc. Princeton Crossroads Corporate Center 250 Phillips Boulevard Suite 290 Ewing, NJ 08618	proxy

Annual Meeting of Stockholders to be held on May 15, 2009.

This Proxy is solicited on behalf of the Board of Directors.

Please mark, sign, date and return in the enclosed envelope.

By signing the proxy, you revoke all prior proxies and appoint PAUL K. WOTTON and ROBERT F. APPLE, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Antares Pharma, Inc., held of record by the undersigned on March 31, 2009, at the Annual Meeting of Stockholders of the Company to be held on May 15, 2009, or any adjournment thereof.

See reverse for voting instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW AND THE PROXIES WILL BE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

 Please fold here

The Board of Directors recommends that you vote “FOR” the proposals below.

1.	To elect one member of the Company’s Board of Directors for a term of three years. 01 Anton G. Gueth	☐ Vote FOR nominee (except as marked)	☐ Vote WITHHELD from nominee
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.	☐ For	☐ Against	☐ Abstain
3.	To transact other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date _ _, 2009

Signature(s) In Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.